EXHIBIT j (ii)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm included on the cover page and under the caption of "Independent Registered Public Accounting Firm" and "Portfolio Holdings Disclosure" in the Statement of Additional Information. We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectuses and to the use of our reports dated July 16, 2008 on the financial statements and financial highlights of the USAA Cornerstone Fund, USAA Balanced Strategy Fund, USAA Precious Metals and Minerals Fund, USAA International Fund, USAA World Growth Fund, USAA Emerging Markets Fund, USAA Growth & Tax Strategy Fund, USAA GNMA Fund, USAA Treasury Money Market Fund as of and for the year ended May 31, 2008 in the Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A No. 33-65572).


San Antonio, Texas
September 25, 2008